CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A our report dated January 28, 2025, relating to the financial statements and financial highlights of Horizon Funds, comprising Horizon Active Asset Allocation Fund, Horizon Active Risk Assist® Fund, Horizon Active Income Fund, Horizon Equity Premium Income Fund , Horizon Defined Risk Fund, Horizon Multi-Factor U.S. Equity Fund, Horizon Defensive Core Fund, Horizon Tactical Fixed Income Fund and Horizon Multi-Factor Small/Mid Cap Fund, which are included in Form N-CSR for the year ended November 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings”, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

March 26, 2025